Exhibit 99.1


February 13, 2004                             Steven F. Nicola
                                              Chief Financial Officer,
                                              Secretary & Treasurer
                                              412-442-8262



         MATTHEWS INTERNATIONAL CORPORATION ANNOUNCES PERSONNEL CHANGES


PITTSBURGH, PA, February 13, 2004 -- Matthews International Corporation (NASDAQ NNM: MATW) announced today that David J. DeCarlo has been appointed Group President, Bronze and York Casket Divisions. In this role, Mr. DeCarlo will maintain direct responsibility as President, Bronze Division and will assume oversight responsibility for the York Casket business. Mr. DeCarlo has been a Director of the Company since 1987 and has been President, Bronze Division since 1993.

Joseph C. Bartolacci has been appointed Executive Vice President and President, York Casket Division. In this role, Mr. Bartolacci will assume direct responsibility for the York Casket business as well as continuing responsibility for European operations. Mr. Bartolacci joined the Company in 1997 as General Counsel and has been President, Matthews Europe since April 2002.

The Company also announced the resignation of Jonathan H. Maurer as President, York Casket Division. Mr. Maurer is leaving Matthews for a position with an unrelated company.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products, caskets and cremation equipment for the cemetery and funeral home industries, and custom made products which are used to identify people, places, products and events. The Company's products include cast bronze memorials and other memorialization products; caskets; bronze and aluminum architectural products; cremators and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products, components and packaging containers.